Exhibit 4.10

THIS AMENDMENT is made this 23rd day of May 2018 BETWEEN:
(1)	PARTNER SHIPPING CO., having its registered office at the Trust Company Complex, Ajeltake Road, Ajeltake Island, MH96960 Majuro, Marshall Islands (the “Owners”); and
(2)	V.SHIPS LIMITED, of Zina Kanther 16-18, Agia Triada, 3035 Limassol, Cyprus (the “Managers”).
WHEREAS:
(A)	The Owners and the Managers have entered into a Ship Technical Management Agreement with respect to the motor vessel PARTNERSHIP (IMO no. 9597848) dated May 15, 2017 (the “Management Agreement”);
(B)
The Owners have proceeded with the change of their country of incorporation from the Republic of The Marshall Islands to the Republic of Malta and are provisionally registered under the name “PARTNER SHIPPING CO. LIMITED” as continuing in Malta as a limited liability company as from the 23rd day of May, 2018; and

(C)	The Owners will cease to be registered in the Republic of the Marshall Islands and be permanently registered as continuing in Malta as a limited liability company (the “Re-domiciliation”).
IT IS NOW THEREFORE MUTUALLY UNDERSTOOD AND AGREED BETWEEN THE PARTIES HEREOF AS FOLLOWS:
With effect from the date of the Re-domiciliation of the Owners, all references in the Management Agreement to “Partner Shipping Co.”, “Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960” and “Marshall Islands” shall mean “Partner Shipping Co. Limited”, “147/1, St. Lucia Street, Valletta, VLT 1185, Malta” and “Malta” respectively.
Except as provided hereinabove, the terms and conditions of the Management Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF the parties hereto have caused this Addendum to be executed by their duly authorised representatives on the date written above.
EXECUTED	)
By Stamatios Tsantanis	)	/s/ Stamatios Tsantanis
for and on behalf of	)	………………….
PARTNER SHIPPING CO.	)

EXECUTED	)
ByPhilippos Charalambides	)	/s/ Philippos Charalambides
for and on behalf of	)	………………….
V.SHIPS LIMITED	)